PHELPS DODGE CORPORATION AND SUBSIDIARIES

                                   Exhibit 12

COMPUTATION OF TOTAL DEBT TO TOTAL CAPITALIZATION
(Unaudited; dollars in thousands)



                                                June 30,    December 31,
                                                  1996         1995
                                                  ----         ----

Short-term debt                           $       72,600        66,600
Current portion of long-term debt                 30,200        16,800
Long-term debt                                   599,900       613,100
                                              ----------    ----------
   Total debt                                    702,700       696,500
Minority interests in subsidiaries                76,400        73,300
Common shareholders' equity                    2,710,900     2,677,700
                                              ----------    ----------
   Total capitalization                   $    3,490,000     3,447,500
                                              ==========    ==========

Ratio of total debt to total
 capitalization                                    20.1%         20.2%
                                              ==========    ==========